Exhibit 99
          August 1, 2008
Dear Shareholder:
     Enclosed is your dividend of $.20 per share. This dividend brings the total paid for the year-to-date to $.76 per share. Preliminary results indicate that we essentially broke even during the second quarter of 2008, compared to earnings of $.37 per share for the second quarter in 2007. The factors which impacted our second quarter earnings were described in detail in my July 7, 2008 letter. Significantly, the amount that we contributed during the first half of the year to our reserves for possible loan losses was $4,182,000, compared to $451,000 during the first half of 2007.
     On a positive note, as we expected, our net interest income (before loss provision) continues to increase. Second quarter net interest income was $10.3 million, compared to $9.6 million for the first quarter. This increase reflects an improvement in our net interest margin. For the year-to-date, our margin is 4.20%. It was 4.03% in the first quarter when we were impacted by the Fed rate decreases. Our margin continues to be substantially better than the 3.67% average margin of Ohio publicly traded financial institutions. This strong margin should help us weather the current economic downturn.
     Also on a positive note, we will soon begin a public relations campaign to respond to concerns about the financial health of banks. The campaign will be called “Good Banking News”. Our intention is to let our communities know that community banks in general, and Citizens in particular, are alive and well. We believe our customers should hear some balanced good news about banking and the services we can provide.
     With the recent news coverage of the takeover of the California bank IndyMac, banks are receiving many calls about FDIC coverage. In our opinion, much of the concern is caused by the tendency of the news media to sensationalize the situation and frighten the public. While it always makes sense for people to pay attention to their FDIC coverage, we doubt that there is a rational basis for most of the concern. We are, of course, a member of FDIC, and our deposits are insured. We are not listed as a “troubled bank”. If you encounter any questions about deposit insurance, feel free to direct questions to any of our customer service representatives.
     Finally, we have recently refrained from repurchases of our stock. Because of the need of many banks to raise capital, we believe that bank regulators will encourage banks to maintain a greater amount of capital than usual. As a result, although we think this is an excellent time to repurchase shares, it is prudent to preserve capital until we see clear signs of economic improvement.
     If you have any questions, please feel free to call me at 419-627-4555 or email me at jomiller@citizensbankco.com.
Very truly yours,

James O. Miller
President & CEO